Exhibit 99.2

Instruction Booklet

to the

Letter of Transmittal for the

OFFER TO EXCHANGE

up to 67,054,726 Shares of Common Stock of

ATMUS FILTRATION TECHNOLOGIES INC.

which are beneficially owned by Cummins Inc.

for Shares of Common Stock of

CUMMINS INC.

Pursuant to the Prospectus dated February 14, 2024

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 13, 2024, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CUMMINS COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

This Instruction Booklet to the Letter of Transmittal provides information and instructions on how to properly complete the Letter of Transmittal. We urge you to read this Instruction Booklet and the Prospectus dated February 14, 2024 (the "Prospectus"). After carefully reading these materials, please complete the enclosed Letter of Transmittal and return it to the Exchange Agent at one of the addresses listed below. You should complete the Letter of Transmittal only if you hold shares of common stock of Cummins in certificated form or in uncertificated form registered directly in your name in Cummins’ share register.

The Information Agent for the Exchange Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

In the U.S., including Puerto Rico, and Canada, please call (toll-free): +1-877-279-2311

All other areas, please call: +1-917-484-4425

Email: info@okapipartners.com

The Exchange Agent for the Exchange Offer is:

Broadridge Corporate Issuer Solutions, LLC.

If using UPS, FedEx or Courier:	If using USPS Service:
Broadridge, Inc.	Broadridge, Inc.
Attn: BCIS IWS	Attn: BCIS Re-Organization Dept.
51 Mercedes Way	P.O. Box 1317
Edgewood, NY 11717	Brentwood, NY 11717-0718

IMPORTANT - PLEASE READ THIS INSTRUCTION BOOKLET CAREFULLY BEFORE COMPLETING THE ENCLOSED, OR, IF ELIGIBLE, THE ELECTRONIC, LETTER OF TRANSMITTAL

Ladies and Gentlemen:

Reference is made to the Prospectus, the enclosed Letter of Transmittal and this Instruction Booklet to the Letter of Transmittal (this “Instruction Booklet”), which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by Cummins, a Indiana corporation, up to an aggregate of 67,054,726 shares of common stock, par value $0.0001 per share (“Atmus Common Stock”), of Atmus, a Delaware corporation (“Atmus”), owned by Cummins, for outstanding shares of Cummins common stock, par value $2.50 per share (“Cummins Common Stock”), that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. Such exchange shall be consummated at a ratio of shares of Atmus Common Stock for each share of Cummins Common Stock tendered, upon the terms and subject to the conditions set forth herein and in the Prospectus. The Exchange Offer will expire and related withdrawal rights shall terminate at 12:00 midnight, New York City time, at the end of the day on March 13, 2024, unless extended or terminated in accordance with applicable law and the terms of the Exchange Offer. The last day on which tenders will be accepted, whether on March 13, 2024 or any later date to which the Exchange Offer is extended, is referred to herein as the “expiration date.”

Upon the terms and subject to the conditions of the Exchange Offer, by executing the Letter of Transmittal, I hereby irrevocably appoint Cummins’ designees as my attorneys-in-fact and proxies, each with full power of substitution, to the full extent of my rights with respect to my shares of Cummins Common Stock validly tendered and accepted for exchange by Cummins and with respect to any and all other shares of Cummins Common Stock and other securities issued or issuable in respect of the tendered shares of Cummins Common Stock on or after the expiration of the Exchange Offer. That appointment is effective when and only to the extent that Cummins deposits the shares of Cummins Common Stock for the shares of Atmus Common Stock that I have validly tendered with Broadridge Corporate Issuer Solutions, LLC (the “Exchange Agent”). All such proxies shall be considered coupled with an interest in the validly tendered shares of Cummins Common Stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that I have given will be revoked and I may not give any subsequent proxies (and, if given, they will not be deemed effective). Cummins’ designees will, with respect to the shares of Cummins Common Stock for which the appointment is effective, be empowered, among other things, to exercise all of my voting and other rights as they, in their sole discretion, deem proper. Cummins reserves the right to require that, in order for shares of Cummins Common Stock to be deemed validly tendered, immediately upon Cummins’ acceptance for exchange of those shares of Cummins Common Stock, Cummins must be able to exercise full voting rights with respect to such shares.

In connection with the Exchange Offer and my tender of shares of Cummins Common Stock, by executing the Letter of Transmittal, I hereby represent and warrant to Cummins that:

(1) I have full power and authority to tender, sell, assign and transfer the shares of Cummins Common Stock represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery. When Cummins accepts such shares for exchange pursuant to the Exchange Offer, Cummins will acquire good, marketable and unencumbered title to such shares, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the tender, sale, assignment and transfer of my shares of Cummins Common Stock, and all authority I have conferred or agreed to confer in the Letter of Transmittal and all of my obligations hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives, and shall survive and not be affected by my death or incapacity.

(2)(a) I have a net long position equal to or greater than the amount of (1) shares of Cummins Common Stock tendered or (2) other securities immediately convertible into or exchangeable or exercisable for the shares of Cummins Common Stock tendered and I will acquire such shares for tender by conversion, exchange or exercise; and (b) I will cause such shares to be delivered in accordance with the terms of the Prospectus.

(3) My participation in the Exchange Offer and tender of such shares complies with Rule 14e-4 and the applicable laws of both the jurisdiction where I received the materials relating to the Exchange Offer and the jurisdiction from which the tender is being made.

(4) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing shares of Cummins Common Stock and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the shares of Cummins Common Stock will be determined by the Exchange Agent.

(5) I understand that, pending the completion of the offer, I may not and shall not sell or otherwise transfer the shares of Cummins Common Stock subject to this Letter of Transmittal unless the offer is terminated or I properly revoke this election prior to the Election Deadline.

(6) I acknowledge that, until I properly surrender the certificate(s) representing the shares of Cummins Common Stock to which this Letter of Transmittal relates or properly transfer such shares of Cummins Common Stock in book-entry form, I will not receive any consideration issuable or payable in connection with the offer. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Instruction Booklet to the Letter of Transmittal.

(7) FOR NON-U.S. PERSONS: I acknowledge that Cummins has advised me that it has not taken any action under the laws of any country outside the United States to qualify or otherwise facilitate a public offer to exchange Cummins Common Stock for Atmus Common Stock in that country; that there may be restrictions that apply in other countries, including with respect to transactions in Cummins Common Stock or Atmus Common Stock in my home country; that, if I am located outside the United States, my ability to tender Cummins Common Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of my home country that would permit me to participate in the Exchange Offer without the need for Cummins or Atmus to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; that Cummins will rely on my representation that my participation in the Exchange Offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which I am resident or from which I am tendering my shares and in a manner that will not require Cummins or Atmus to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; and that Cummins will rely on my representations concerning the legality of my participation in the Exchange Offer in determining to accept any shares that I am tendering for exchange. By executing the Letter of Transmittal, I will, upon request, execute and deliver any further documents that either the Exchange Agent or Cummins deems to be necessary or desirable to complete the sale, assignment and transfer of the shares I have tendered, and all authority I have conferred or agreed to confer in the Letter of Transmittal and all of my obligations hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives, and shall survive and not be affected by my death or incapacity.

INSTRUCTIONS

Forming Part of the Terms and Conditions of this Exchange Offer

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE IN THE EXCHANGE OFFER, THE EXCHANGE AGENT MUST RECEIVE, ON OR BEFORE 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THE EXPIRATION DATE OF THE EXCHANGE OFFER, (A) (I) SHARE CERTIFICATES REPRESENTING ALL VALIDLY TENDERED SHARES OF CUMMINS COMMON STOCK (OTHER THAN SHARES OF CUMMINS COMMON STOCK IN UNCERTIFICATED FORM REGISTERED DIRECTLY IN CUMMINS’ SHARE REGISTER), IN PROPER FORM FOR TRANSFER OR (II) WITH RESPECT TO SHARES DELIVERED BY BOOK-ENTRY TRANSFER THROUGH DTC, CONFIRMATION OF A BOOK-ENTRY TRANSFER OF THOSE SHARES IN THE EXCHANGE AGENT’S ACCOUNT AT DTC (A “DTC CONFIRMATION”); (B) THE LETTER OF TRANSMITTAL OR, IN THE CASE OF SHARES DELIVERED BY BOOK-ENTRY TRANSFER THROUGH DTC, AN AGENT’S MESSAGE; AND (C) ANY OTHER REQUIRED DOCUMENTS.

1. Signatures on Letter of Transmittal; Stock Powers and Endorsements. If the Letter of Transmittal is signed by the registered holder(s) of the shares of Cummins Common Stock tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) or as reflected on the Letter of Transmittal for shares of Cummins Common Stock in uncertificated form registered directly in Cummins’ share register (“Direct Registration Shares”), in each case, without alteration, enlargement or any change whatsoever. If any of the shares of Cummins Common Stock tendered by the Letter of Transmittal are held of record by two or more joint owners, each such owner must sign the Letter of Transmittal.

If any of the shares of Cummins Common Stock tendered by the Letter of Transmittal are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are such different registrations.

If the Letter of Transmittal or any share certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in- fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and must submit to the Exchange Agent proper evidence satisfactory to Cummins of the authority of such person to so act. Proper evidence of authority includes a power of attorney, a letter of testamentary, a letter of appointment or a Letter of Transmittal with a signature guarantee (as defined in Instruction 2).

If the Letter of Transmittal is signed by the registered holder(s) of the shares of Cummins Common Stock listed and transmitted thereby, no endorsements of share certificates or separate stock powers are required.

If the certificate(s) of Cummins Common Stock or Direct Registration Shares are registered in the name of a person other than the person who signs the Letter of Transmittal, and other than in the case of a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holder(s) appear on the face of the certificates or as reflected on the Letter of Transmittal for Direct Registration Shares, in each case, without alteration, enlargement or any change whatsoever, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution (as defined below in Instruction 2).

2. Signature Guarantees. All signatures on the Letter of Transmittal must be guaranteed by a firm which is a member in good standing of the Securities Transfer Agents Medallion Program or by an eligible guarantor institution (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”), unless (a) the Letter of Transmittal is signed by the registered holder(s) of shares of Cummins Common Stock tendered therewith, and such holder(s) has (have) not completed the “Special Transfer Instructions” or “Special Delivery Instructions,” as applicable, enclosed with the Letter of Transmittal or (b) such shares of Cummins Common Stock are tendered for the account of an Eligible Institution. Holders of Cummins Common Stock may also need to have any certificates they deliver endorsed or accompanied by a stock power, and the signature on such documents may also need to be guaranteed. See Instruction 1.

3. Delivery of Letter of Transmittal and Certificates or Book-Entry Confirmations. The Letter of Transmittal shall be used (i) if you are tendering certificated shares and share certificates are forwarded with the Letter of Transmittal or pursuant to a Notice of Guaranteed Delivery, or (ii) if Direct Registration Shares registered in your name are to be tendered. If you are tendering certificated shares, you must return an original executed copy of the Letter of Transmittal or, if applicable, a Notice of Guaranteed Delivery to the Exchange Agent to one of the addresses set forth at the end of this Instruction Booklet

Please do not send any share certificates, Letters of Transmittal or other documents directly to Cummins, Atmus, the Information Agent or any of the dealer managers. The Exchange Agent must receive, on or before the expiration date of the Exchange Offer at one of its mailing addresses set forth herein:

(i) (a) share certificates representing all tendered shares of Cummins Common Stock (other than any Direct Registration Shares), in proper form for transfer; or (b) in the case of shares delivered by book-entry transfer through DTC, a DTC Confirmation;

(ii) a Letter of Transmittal for shares of Cummins Common Stock, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message (as defined below); and

(iii)any other required documents (whether required by the Letter of Transmittal or otherwise).

A properly completed and duly executed Letter of Transmittal must accompany each delivery of shares to the Exchange Agent (whether such shares are certificated or are uncertificated Direct Registration Shares).

THE METHOD USED TO DELIVER THE SHARE CERTIFICATES OF SHARES OF CUMMINS COMMON STOCK AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS IS NOT EFFECTIVE AND RISK OF LOSS OF THE SHARES DOES NOT PASS TO THE EXCHANGE AGENT UNTIL THE EXCHANGE AGENT RECEIVES SUCH DOCUMENTS (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER THROUGH DTC, AN AGENT’S MESSAGE AND A DTC CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

No alternative, conditional or contingent tenders will be accepted. All tendering shareholders, by executing the Letter of Transmittal or causing an agent’s message and a DTC Confirmation to be delivered, waive any right to receive any notice of the acceptance of their shares of Cummins Common Stock for exchange.

All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of a tender of shares of Cummins Common Stock will be determined by Cummins in its sole discretion. Cummins may delegate such power in whole or in part to the Exchange Agent. A valid tender will not be deemed to have been made until all defects and irregularities have been cured or waived, but Cummins reserves the right to waive any irregularities or defects in the tender of any shares of Cummins Common Stock. Any such determinations may be challenged in a court of competent jurisdiction.

If you hold Cummins Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should not use the Letter of Transmittal to direct the tender of your shares, but instead should follow the instructions sent to you by that institution. That institution must notify DTC and cause it to transfer the shares into the Exchange Agent’s account in accordance with DTC procedures. If that institution holds shares of Cummins Common Stock through DTC, it must also ensure that the Exchange Agent receives a DTC Confirmation and an agent’s message from DTC confirming the book-entry transfer of your shares of Cummins Common Stock. The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that are the subject of the accompanying DTC Confirmation that (i) such participant has received and agrees to be bound by the terms of the Letter of Transmittal and the related Instruction Booklet and (ii) Cummins may enforce such agreement against the participant.

4. Notice of Guaranteed Delivery. Shareholders (i) whose share certificates are not immediately available; (ii) who cannot comply with the procedures for book-entry transfer on a timely basis; or (iii) who cannot deliver shares or other required documents to the Exchange Agent on or before the expiration date of the Exchange Offer may still tender their shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure described in the Prospectus under “The Exchange Offer—Procedures for Tendering.” Those procedures require that:

(a)	such tender must be made by or through an Eligible Institution;
(b)

on or before the expiration date of the Exchange Offer, the Exchange Agent must receive a properly completed and duly executed Notice of Guaranteed Delivery (substantially in the form provided by Cummins); and

(c)

by no later than 12:00 midnight, New York City time, on the second New York Stock Exchange trading day after the date of execution of such Notice of Guaranteed Delivery, the Exchange Agent must receive (A)(1) share certificates representing all validly tendered shares of Cummins Common Stock (other than Direct Registration Shares), in proper form for transfer or (2) with respect to shares delivered by book-entry transfer through DTC, a DTC Confirmation, (B) a letter of transmittal for shares of Cummins Common Stock, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message and (C) any other required documents, whether required by the Letter of Transmittal or otherwise.

Registered shareholders (including any participant in DTC whose name appears on a security position listing of DTC as the owner of shares of Cummins Common Stock) may mail the Notice of Guaranteed Delivery to the Exchange Agent. If you hold shares of Cummins Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. You must, in all cases, include a Medallion guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

5. Partial Tenders (Applicable Only to Persons Tendering Certificated Shares). If you are tendering fewer than all of the shares of Cummins Common Stock evidenced by any share certificate you deliver to the Exchange Agent, you must check the applicable box and fill in the number of shares that you are tendering in the space provided on the second page of the Letter of Transmittal. In such cases, promptly after the expiration of the Exchange Offer, the Exchange Agent will credit the remainder of the shares of Cummins Common Stock that were evidenced by the certificate(s) but not tendered, to a Direct Registration Share account in the name of the registered holder(s) maintained by Cummins’ transfer agent, unless otherwise provided below in Instruction 8 hereto. Unless you indicate otherwise, all of the shares of Cummins Common Stock represented by share certificates delivered to the Exchange Agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the Exchange Agent that were previously in certificated form.

6. Inadequate Space. If the space provided in the Letter of Transmittal is inadequate, the certificate numbers and/or the number of shares of Cummins Common Stock and any other required information should be listed on a separate schedule and attached to the Letter of Transmittal. Each page of such schedule should be separately signed in the same manner as the Letter of Transmittal is signed.

7. Odd-Lot Shares. Shareholders who directly or beneficially own fewer than 100 shares of Cummins Common Stock who wish to tender all of their shares of Cummins Common Stock will receive preferential treatment if the Exchange Offer is oversubscribed, in that all such shares of Cummins Common Stock tendered will be accepted for exchange and will not be subject to proration. Direct or beneficial holders of more than 100 shares of Cummins Common Stock, and those who own fewer than 100 shares of Cummins Common Stock but do not tender all of their shares, will be subject to proration.

In addition, shares held on behalf of participants in the Cummins Retirement and Savings Plan and the Cummins Retirement and Savings Plan for Certain Collectively Bargained Employees (each of which holds more than 100 shares of Cummins Common Stock) will be subject to proration.

8. Special Issuance and Delivery Instructions. If (i) a check for cash in lieu of fractional shares of Atmus Common Stock or shares of Atmus Common Stock are to be issued in the name of, and/or shares of Cummins Common Stock not tendered or not accepted for exchange are to be issued or returned to, a person other than the signer(s) of the Letter of Transmittal; or (ii) a check is to be mailed to a person other than the signer(s) of the Letter of Transmittal or to an address other than that shown in the box on the first page of the Letter of Transmittal, then the appropriate instructions in the “Special Transfer Instructions” and “Special Delivery Instructions,” as applicable, enclosed with the Letter of Transmittal should be completed. If you intend to complete the “Special Transfer Instructions” or the “Special Delivery Instructions” pursuant to the preceding sentence, a signature guarantee will be required and you must complete and return the Letter of Transmittal to the Exchange Agent by mail. In the case of payment to or issuance in the name of a person other than the registered holder, satisfactory evidence of the payment of transfer taxes or exemption therefrom must be satisfied. If no instructions are given, shares of Cummins Common Stock not tendered or not accepted in the Exchange Offer and/or shares of Atmus Common Stock will be credited in book-entry form in a book-entry share account, in the name of the registered holder maintained by Cummins’ transfer agent.

With respect to any shares tendered through DTC, a Cummins shareholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such shares not accepted will be returned by crediting the same account at DTC as the account from which such shares were delivered.

Physical certificates representing shares of Atmus Common Stock will not be issued pursuant to the Exchange Offer. Instead, the Exchange Agent will cause shares of Atmus Common Stock to be credited in book-entry form to direct registered accounts maintained by Atmus’ transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of shares to your respective direct registered account, you will receive a statement from Atmus’ transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.

9. Requests for Assistance or Additional Copies. You may direct any questions or requests for assistance to the Information Agent at its telephone number and address set forth on the first page of this Instruction Booklet, or to your broker, dealer, commercial bank, trust company, custodian or similar institution. You may obtain additional copies of the Prospectus, the Letter of Transmittal, this Instruction Booklet, the Notice of Guaranteed Delivery, the form of Notice of Withdrawal and other Exchange Offer materials from the Information Agent at Cummins’ expense.

10. Backup Withholding. In order to avoid U.S. federal backup withholding (currently at a rate of 24%) with respect to cash received in exchange for fractional shares pursuant to the Exchange Offer, each holder submitting shares of Cummins Common Stock in the Exchange Offer, or such holder’s assignee (in either case, the “Payee”), must provide the Exchange Agent with the Payee’s correct Taxpayer Identification Number (“TIN”), generally the holder’s social security or federal employer identification number, on the Form W-9 is provided in the Letter of Transmittal or, alternatively, must establish another basis for exemption from backup withholding. A Payee must cross out item (2) under Part II (Certification) of the Form W-9 if such Payee has been notified by the Internal Revenue Service (the “IRS”) that such Payee is currently subject to backup withholding because of underreporting interest or dividends on such Payee’s tax return. In addition to potential penalties, failure to provide the correct information on the Form W-9 may subject the Payee to 24% U.S. federal backup withholding on any cash payments made to such Payee pursuant to the Exchange Offer. If the Payee has not been issued a TIN and has applied for one or intends to apply for one in the near future, such Payee should write “Applied For” in the space for the TIN and sign and date the Form W-9. If “Applied For” is written in the space for the TIN and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 24% from any cash payments made to such Payee. A Payee that is not a U.S. person, as defined under the

Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations, may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed Form W-8BEN, W-8BEN-E, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable (which can be obtained from the IRS website http://www.irs.gov or by contacting the Exchange Agent) signed under penalty of perjury, attesting to that Payee’s exempt status. Please see “Important U.S. Federal Tax Information” below. Please see “Important U.S. Tax Information” below for more information.

11. Lost, Stolen, Mutilated or Destroyed Certificates. If any certificate(s) representing your shares of Cummins Common Stock have been lost, stolen, mutilated or destroyed, and you wish to tender these shares, you will need to contact Broadridge Financial Solutions, LLC., the transfer agent for Cummins, at (844) 973-0592 for instructions to obtain an Affidavit of Loss. The executed Affidavit of Loss will then be required to be submitted, together with the completed Letter of Transmittal, in order to tender your shares of Cummins Common Stock. In certain circumstances, you may be required to pay a fee in connection with obtaining the Affidavit of Loss. In addition, a bond may be required to be posted by you to secure against the risk the certificates may be subsequently re-circulated. You are urged to contact Broadridge Financial Solutions, LLC. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to pay a fee or post a bond.

12. Withdrawal. You may withdraw your previously tendered shares of Cummins Common Stock at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer and, unless Cummins has previously accepted them pursuant to the Exchange Offer, such shares may also be withdrawn at any time after the expiration 40 business days from the commencement of the Exchange Offer. Once Cummins accepts shares of Cummins Common Stock pursuant to the Exchange Offer, any tendering Cummins shareholders’ tender is irrevocable. In order to withdraw your shares, you may provide either a written Notice of Withdrawal or an email transmission Notice of Withdrawal to the Exchange Agent, at one of its addresses or its email address, respectively, set forth on the back cover of the Prospectus. The Notice of Withdrawal must include the name of the person who tendered the shares of Cummins Common Stock, the number of shares to be withdrawn and, if different from that of the person who tendered those shares, the name of the registered holder of such shares. Cummins has provided to registered holders a form of Notice of Withdrawal, which they may use to withdraw their shares. You may obtain additional forms of Notices of Withdrawal from the Information Agent.

If certificates have been delivered to the Exchange Agent, the name of the registered holder thereof and the serial numbers of the particular certificates evidencing such shares intended to be withdrawn must also be furnished to the Exchange Agent, as stated above, in order for you to receive certificates in return for any withdrawn shares.

If shares have been tendered pursuant to the procedures for book-entry tender through DTC, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide either a written Notice of Withdrawal or an email transmission Notice of Withdrawal to the Exchange Agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer. If you hold your shares through such an institution, that institution must deliver the Notice of Withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a Notice of Withdrawal for such shares directly to the Exchange Agent.

Any shares of Cummins Common Stock validly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

However, you may re-tender withdrawn shares of Cummins Common Stock by following one of the procedures described in the Prospectus under “ The Exchange Offer — Procedures for Tendering” at any time prior to the expiration of the Exchange Offer.

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined. The final exchange ratio will be available by 5:30 p.m., New York City time, the second trading day immediately preceding the expiration date of the Exchange Offer at www.okapivote.com/CumminsAtmusExchange and from the Information Agent at +1-877-279-2311 (in the U.S., including Puerto Rico, and Canada) or +1-917-484-4425 (all other areas). If you are a registered shareholder of Cummins Common Stock (which will include persons holding certificated shares or Direct Registration Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you may deliver either a written Notice of Withdrawal to the Exchange Agent in the form of the Notice of Withdrawal prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer. Medallion guarantees will not be required for such withdrawal notices. If you hold Cummins Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any Notice of Withdrawal must be delivered by that institution on your behalf.

Except as otherwise provided above, any tender made under the Exchange Offer is irrevocable.

13. Waiver of Conditions. Cummins reserves the absolute right, subject to applicable law, to waive any of the specified conditions, in whole or in part, to the Exchange Offer at any time, other than the conditions relating to the absence of an injunction and the effectiveness of the registration statement for Atmus Common Stock to be distributed in the Exchange Offer.

14. Irregularities. Cummins reserves the absolute right to reject any and all tenders of shares of Cummins Common Stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Cummins also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Cummins Common Stock. No tender of shares of Cummins Common Stock is valid until all defects and irregularities in tenders of such shares have been cured or waived. None of Cummins, Atmus, the dealer managers, the Exchange Agent, the Information Agent or any other person, nor any of their directors or officers, is or will be under any duty to give any notification of any defects or irregularities in the tender of Cummins Common Stock and none of them will incur any liability for failure to give any such notification.

Cummins will make all determinations regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Cummins Common Stock and any notice of withdrawal in its sole discretion. Cummins’ interpretations of the terms and conditions of this Exchange Offer (including the Letter of Transmittal and the instructions contained in this Instructional Booklet) may be challenged in a court of competent jurisdiction.

IMPORTANT U.S. FEDERAL TAX INFORMATION

In order to avoid U.S. federal backup withholding, each Payee is required to provide its correct TIN on the Form W-9 provided in the Letter of Transmittal, and to certify under penalties of perjury that such number is correct, or otherwise establish a basis for exemption from backup withholding. For instructions as to the proper TIN to be provided, see the instructions to the Form W-9 (the “Instructions”) included in the Letter of Transmittal. If the Payee does not provide its correct TIN or establish another basis for exemption from backup withholding, such Payee may be subject to backup withholding in an amount equal to 24% of any cash payment made to the holder with respect to Cummins Common Stock tendered in connection with the Exchange Offer and a penalty imposed by the IRS. Backup withholding is not an additional tax. Rather, any amount of tax withheld will be credited against the tax liability of the person subject to the withholding. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

To prevent backup withholding, each Payee that is a U.S. person (including a U.S. resident alien), as defined under the Code and applicable Treasury Regulations, must provide (i) its correct TIN by completing the Form W-9 included in the Letter of Transmittal, certifying, under penalties of perjury, (x) that the TIN provided is correct, (y) that the Payee is not subject to backup withholding because (A) the Payee is exempt from backup withholding, (B) the Payee has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified the Payee that it is no longer subject to backup withholding, and (z) that such Payee is a U.S. person (including a U.S. resident alien), or (ii) if applicable, another basis for exemption from backup withholding. A holder must cross out item (2) under Part II (Certification) of the Form W-9 if such holder has been notified by the IRS that such holder is currently subject to backup withholding because of underreporting interest or dividends on such holder’s tax return. Each Payee is urged to consult his, her or its tax advisor for more information.

If the Payee does not have a TIN, such Payee should consult the Instructions for guidance on applying for a TIN, write “Applied For” in the space for the TIN and sign and date the Form W-9. If “Applied For” is written in the space for the TIN, 24% of any cash payment made to the holder with respect to Cummins Common Stock tendered in connection with the Exchange Offer will be withheld unless a TIN is provided by the time payment is made.

If the shares of Cummins Common Stock are in more than one name or are not in the name of the actual owner, please consult the Instructions for information on which TIN to report.

Certain Payees (including, among others, corporations and certain foreign persons) are not subject to these backup withholding requirements. Exempt U.S. holders should indicate their exempt status on Form W-9. A holder that exchanges shares of Cummins Common Stock in the Exchange Offer that is not a U.S. person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP or IRS Form W-8IMY, as applicable, signed under penalties of perjury, attesting to such Payee’s exempt status. Non-U.S. persons may obtain the appropriate IRS Form W-8 from the IRS website (http://www.irs.gov) or by contacting the Exchange Agent. Each Payee that is not a U.S. person, as defined under the Code and applicable Treasury Regulations, is urged to consult his, her or its tax advisor for more information.

FAILURE TO COMPLETE THE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR AN APPROPRIATE FORM W-8 MAY RESULT IN WITHHOLDING ON ANY CASH PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER.